CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this annual report on Form 20-F of our report dated April 28, 2017 relating to the consolidated statement of financial position as at December 31, 2016, and the consolidated statements comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2016, and notes, comprising a summary of significant accounting policies and other explanatory information.

Signed:

Calgary, Alberta

April 28, 2017